Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-116436, No. 333-56741, No. 333-39946, No. 333-91408 and No. 333-106390) of UFP Technologies, Inc. of our report dated March 14, 2005 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 24, 2006